October 14,
2005


Mail Stop 4561

Mr. Joseph Wagner
875 North Michigan Avenue, Suite 2626,
Chicago, IL 60611

      Re:	XA, Inc.
		Form 10-KSB for the year ended December 31, 2004
	Forms 10-QSB for the quarter ended March 31, 2005 and June
30,
2005
		File No. 000-32885

Dear Mr. Wagner:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3413 if you have questions.




							Sincerely,



            Cicely Luckey
      Branch Chief


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Mr. Joseph Wagner
XA, Inc.
August 10, 2005
Page 1